Exhibit 99
FOR IMMEDIATE RELEASE
For information contact: Mary Athridge Legg Mason 917-208-1710

LEGG MASON ANNOUNCES MANAGEMENT CHANGE

Baltimore, MD -- June 1, 2007 -- Legg Mason, Inc. (NYSE: LM) announced today that Timothy C. Scheve, Senior Executive Vice President and Chief Administrative Officer, having helped guide the firm through the integration of the asset management business acquired from Citigroup in December 2005, will leave the firm. Upon his departure, the administrative units that previously reported to Mr. Scheve will report to Raymond A. "Chip" Mason, Legg Mason's Chairman, President and Chief Executive Officer.

In announcing the change, Mr. Mason commented, "Tim has had a distinguished 23-year career with us. Most notably, in 2003, he was appointed President and CEO of Legg Mason Wood Walker until its sale to Citigroup/SmithBarney in 2005. At the time of the Citigroup transaction, Tim agreed to stay with Legg Mason to help guide us through the important transition period when we integrated Citigroup Asset Management into our operations. Having successfully fulfilled that mission, Tim is now pursuing his longstanding interest to lead a securities brokerage firm."

Mr. Scheve noted, "Leaving Legg Mason is the most difficult professional decision I have ever made. This is a great firm, with tremendous people and a strong team, and my years here have been rewarding. Now that the transition is successfully behind us, I felt the time was right for me to take on this new challenge."

Mr. Scheve will remain with Legg Mason until he assumes his new role as President and Chief Executive Officer of Janney Montgomery Scott, LLC, a Philadelphia-based securities brokerage firm, on or about August 1, 2007.

About Legg Mason

Legg Mason is a global asset management firm, with approximately $969 billion in assets under management as of March 31, 2007. The company provides active asset management in many major investment centers throughout the world. Legg Mason is headquartered in Baltimore, Maryland, and its common stock is listed on the New York Stock Exchange (symbol: LM).